Exhibit 5.01

                                    [WALGREENS LOGO]
                                    Walgreen Co.
                                    200 Wilmot Road
                                    Deerfield, Illinois 60015



                                    January 8, 1997



Walgreen Co.
200 Wilmot Road
Deerfield, Illinois  60015


Dear Ladies and Gentlemen:

     I have acted as counsel for Walgreen Co., an Illinois corporation (the "Company"), in connection with the registration of 100,000 shares of the Company's Common Stock (the "Shares") and the related Preferred Share Purchase Rights (the "Rights"), on a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission. The Shares and Right1s are issuable in connection with the Company's Nonemployee Director Stock Plan (the "Plan"). I have examined such records and documents as I have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that the Shares and Rights have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     I consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.


                                   Very truly yours,


                                   /s/ Julian A. Oettinger
                                   Julian A. Oettinger
                                   Vice President, Secretary
                                      and General Counsel